Exhibit 4.1

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS
EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
             TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Number of Shares: 1,000,000 (subject to adjustment)
Date of Issuance: September 14, 2009 Original Issue Date (as defined in subsection 2(a)): September 14, 2009

BOTTOMLINE TECHNOLOGIES (DE), INC.

Common Stock Purchase Warrant

(Void after September 14, 2019)

BOTTOMLINE TECHNOLOGIES (DE), INC., a Delaware corporation (the “Company”), for value received, hereby certifies that BANK OF AMERICA, N.A., or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (Boston time) on September 14, 2019, 1,000,000 shares of common stock, $.001 par value per share, of the Company (“Common Stock”), at a purchase price of $8.50 per share.  The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1. Exercise.

(a) Exercise for Cash.  The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b) Exercise Date.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) above (the “Exercise Date”).  At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c) Issuance of Certificates.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised.

(d) The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 2 hereof, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities in a name other than that of the Registered Holder in respect of which such shares or securities are issued.

2. Adjustments.

(a) Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of

shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment in Number of Warrant Shares.  When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

 (d) Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e) Adjustment for Reorganization and Other Events.

(i) If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization assuming such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors of the Company (the “Board”)) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price)

shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(ii) In the event of any Reorganization (other than a reincorporation) involving: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company, then (1) the Registered Holder shall be provided with all notices and other information contemporaneously with its provision to the other stockholders of the Company, (2) notwithstanding anything in this Warrant to the contrary, this Warrant shall be deemed to have been exercised effective immediately prior the consummation of such Reorganization and in connection with the closing of such Reorganization, subject to payment by the Registered Holder of the Exercise Price in accordance with the provisions of Section 1 above, and (3) the Registered Holder shall receive upon exercise and payment hereunder the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization, assuming such exercise had taken place immediately prior to such Reorganization.

(iii) In the event of a proposed sale of a majority of the outstanding Common Stock of the Company in one transaction or a series of related transactions (other than as part of a Reorganization) (a “Change of Control Event”), then (a) then  the Registered Holder shall be provided with all notices and other information related thereto contemporaneously with its provision to the other stockholders of the Company, and (b) notwithstanding anything in this Warrant to the contrary, the Registered Holder shall be entitled to elect to exercise this Warrant and to sell, offer to sell or contract to sell all or any portion of the Warrant Shares, in which event this Warrant  shall be deemed to have been exercised effective immediately prior the consummation of such Change of Control Event, subject to payment by the Registered Holder of the Exercise Price in accordance with the provisions of Section 1 above.

(f) Certificate as to Adjustments.

(i) Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate signed by the chief financial officer setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based.

(ii) The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

(g) No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation the adjustments required under this Section 2 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Registered Holder against impairment.  Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary, the Company (a) will not increase the par value of any shares of Common Stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise and (b) will take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

3. Fractional Shares; Fair Market Value per Share of Common Stock.

(a) Fractional Shares.  The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock (as hereinafter defined) as of the Exercise Date.

(b) Fair Market Value per share of Common Stock.  As used herein, “Fair Market Value per share of Common Stock” as of a determination date means the following:  (i) if the Common Stock is listed on a national securities exchange or another nationally recognized trading system as of the determination date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the daily volume weighted average price (VWAP), as reported by Bloomberg Financial Markets (or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Registered Holder and reasonably satisfactory to the Company), for the 10 consecutive trading days ending on the fifth trading day before the determination date; and (ii) if the Common Stock is not listed on a national securities exchange or another nationally recognized trading system as of the determination date, the Fair Market Value per share of Common Stock shall be deemed to be the amount determined effective as of the most recent quarter end in good faith by the Board to represent the fair market value per share of the Common Stock based upon an arm’s length sale of the Company on such date (including its ownership interest in all Persons) as an entirety, such sale being between a willing buyer and a willing seller and determined without reference to any discount for minority interest, restrictions on transfer, disparate voting rights among classes of capital stock or lack of marketability with respect to capital stock. For purposes of making the determination referred to in clause (ii) of the preceding sentence, the Board shall rely in good faith on a valuation report prepared by an independent investment banking firm or other firm with expertise in performing company valuations which is reasonably acceptable to the Holder.

4. Investment Representations.  The initial Registered Holder represents and warrants to the Company as follows:

(a) Investment.  It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) Accredited Investor.  The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).

(c) Experience.  The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5. Transfers, etc.

(a) The Registered Holder agrees that it shall not transfer the Warrant itself as part of any strategy to hedge, short or otherwise manipulate the value of the Common Stock provided that this restriction shall not apply to, or otherwise restrict any transfer of, the Warrant Shares.

(b) In addition to the restrictions set forth in subsection 5(a), during any calendar month, the Registered Holder shall not offer, sell or contract to sell in excess of an aggregate number of Warrant Shares equal to 20% of the number of Warrant Shares initially issuable pursuant to this Warrant (as adjusted from time to time pursuant to the provisions of this Warrant),  provided that nothing in this Section 5 shall limit or restrict the Registered Holder’s right to exercise this Warrant and to sell, offer to sell or contract to sell the Warrant Shares as set forth in subsection 2(e) herein.

(c) In addition to the restrictions set forth in subsections 5(a) and 5(b), this Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) an applicable exemption from the registration requirements of the Act exists, provided, that the Company may request, at its expense, that the Registered Holder deliver an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.  Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to an affiliate (as defined in Rule 144 promulgated under the Act) of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(d) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as (i) a period of at least six months, as determined in accordance with paragraph (d) of Rule 144 under the Act, has elapsed since the later of the date the Warrant Shares were acquired from the Company or an affiliate of the Company, or (ii) the Warrant Shares become eligible for resale pursuant to Rule 144(b)(1)(i) under the Act.

Each certificate representing Warrant Shares shall also bear a legend substantially in the following form:

“The securities represented by this certificate are subject to certain restrictions on transfer as set forth in a Common Stock Purchase Warrant dated September 14, 2009.”

(e) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant.  The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(f) Notwithstanding any provision herein to the contrary, this Warrant and all Warrant Shares and other rights hereunder are transferable, in whole or in part, (i) to a Related Entity (as defined below) of the Registered Holder at any time, (ii) subject to the restrictions with respect to Warrant Shares set forth in Section 5(b), to any other party on or after the earlier to occur of (A) the date that is one year after the Original Issue Date and (B) the date on which the OCC Notice (as defined in Section 9 below) is given, and (iii) notwithstanding any other provision of this Warrant, as permitted in accordance with the terms of Section 2(e) above, in each case upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).  As used herein, “Related Entity” means, with respect to a particular entity, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such entity.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity by (i) the ownership of more than fifty percent (50%) of the voting stock of such entity, (ii) the right to elect more than 50% of its directors (or members of a similar governing body) or (iii) contract.

6. Notices of Record Date, etc.  In the event:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. OCC Compliance.  The Company does not engage in activities that are not set forth in 12 C.F.R. § 5.34(e)(5)(v) or in applicable OCC precedent.  In the event the Company becomes aware that it is engaging in activities not set forth in 12 CFR § 5.34(e)(5)(v) or applicable OCC precedent, the Company agrees to provide prior written notice (the “OCC Notice”) to the Registered Holder.  If the Registered Holder becomes aware that the Company is engaging in activities not set forth in 12 CFR § 5.34(e)(5)(v) or applicable OCC precedent, the Registered Holder may provide a written notice (also a “OCC Notice ”)  to the Company which shall be binding upon the parties hereto unless the Company promptly and reasonably demonstrates to the Registered Holder that the Company is not engaging in activities not set forth in 12 CFR § 5.34(e)(5)(v) or applicable OCC precedent.

10. Regulatory Requirements and Restrictions. In the event of any reasonable determination by the Registered Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), the Registered Holder is effectively restricted or prohibited from holding this Warrant or the Warrant Shares (including any shares of capital stock or other securities distributable to the Registered Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realizing upon or receiving the benefits intended under this Warrant, the Company shall use its best efforts, to the extent commercially reasonable, to take such action as the Registered Holder and the Company shall jointly agree in good faith to be necessary to permit the Registered Holder to comply with such Regulatory Requirement.  The reasonable costs of taking such action, whether by the Company, the Registered Holder or otherwise, shall be borne by the Registered Holder.

11. Validly Issued Shares.  The Company covenants that all shares of Common Stock that may be issued upon exercise of this Warrant, assuming full payment of the aggregate Purchase Price (including those issued pursuant to Section 2) shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free from all stamp taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever (other than security interests, encumbrances and claims to which the Registered Holder is subject prior to or upon the issuance of the Warrant, restrictions under applicable federal and/or state securities laws and other transfer restrictions described herein).

12. Notices.  All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder.  All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below.  If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the

Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) three business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

13. No Rights as Stockholder.  Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.  Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

14. Amendment or Waiver.  Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.  No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Registered Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy.  It is further agreed that all remedies, either under this Warrant, or by law or otherwise afforded to the Registered Holder, shall be cumulative and not alternative.

15. Section Headings.  The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

16. Governing Law.  This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

17. Facsimile Signatures. This Warrant may be executed by facsimile signature.

18. Rights of Transferees.  Subject to Section 5, the rights granted to the Registered Holder hereunder of this Warrant shall pass to and inure to the benefit of all subsequent transferees of all or any portion of the Warrant (provided that the Registered Holder and any transferee shall hold such rights in proportion to their respective ownership of the Warrant and Warrant Shares) until extinguished pursuant to the terms hereof.

19. Successors and Assigns.  This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

20. Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

21. Rules of Construction.  Unless the context otherwise requires “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

EXECUTED as of the Date of Issuance indicated above.

BOTTOMLINE TECHNOLOGIES (DE), INC.

By:         /s/ Robert A. Eberle_____________

Name:         Robert A. Eberle_____________

Title:          President and CEO____________
ATTEST:
  /s/ Karen Haraden________

Name:  Karen Haraden_____

EXHIBIT I
PURCHASE FORM

To:_________________                                                                                                                     Dated:____________
The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby elects to purchase ______________shares of the Common Stock of BOTTOMLINE TECHNOLOGIES (DE), INC. covered by such Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant.  Such payment takes the form of $______ in lawful money of the United States.

                                         Signature:  ______________________
                                         Address:  _______________________
                                        _______________________

EXHIBIT II
ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Common Stock of BOTTOMLINE TECHNOLOGIES (DE), INC.covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:_____________________                                                                                                   Signature:________________________________
Signature Guaranteed:
By: _______________________
The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.